Exhibit 10.8

CLIFFORD CHANCE EUROPE LLP

BCF

as Pledgor

and

CITIBANK, N.A.

as Administrative Agent

and

BAUSCH & LOMB FRANCE

as Securities Account Holder

SECURITIES ACCOUNT PLEDGE AGREEMENT

(ACTE DE NANTISSEMENT DE COMPTE DE TITRES

FINANCIERS)

in relation to financial securities issued by BAUSCH &

LOMB FRANCE

Dated 15, June 2012

- ii -

SECURITIES ACCOUNT PLEDGE AGREEMENT

(ACTE DE NANTISSEMENT DE COMPTE DE TITRES FINANCIERS)

in relation to the financial securities issued by BAUSCH & LOMB FRANCE

BETWEEN:

(1)	BCF, a company incorporated as a société par actions simplifiée under the laws of France, with a share capital of EUR 39,240,400, the registered office of which is at 416, rue Samuel Morse, Millénaire II, 34000 Montpellier, and registered with the commercial and companies registry of Montpellier under number 423 565 662 R.C.S.Montpellier (the “Pledgor”),

ON THE FIRST PART,

(2)	CITIBANK, N.A., a national banking association organized under the laws of the United States of America, with an office located at 1615 Brett Road, Building III, New Castle, Delaware, United States of America, in its capacity as administrative agent on the terms and conditions set out in the Credit Agreement (as defined below) (the “Administrative Agent”, which expression shall include any person for the time being appointed as administrative agent or as an additional administrative agent for the purpose of, and in accordance with, the Credit Agreement),

ON THE SECOND PART,

AND

(3)	BAUSCH & LOMB FRANCE, a company incorporated as a société par actions simplifiée under the laws of France, with a share capital of EUR 238,810,500, the registered office of which is at 416, rue Samuel Morse, CS 79005, 34967 Montpellier, France, and registered with the commercial and companies registry of Montpellier under number 340 275 650 R.C.S. Montpellier, as Securities Account Holder (as defined below).

ON THE THIRD PART,

(the Pledgor, the Administrative Agent and the Securities Account Holder sometimes also being referred to, collectively as the “Parties” and, individually, as a “Party”).

WHEREAS:

(A)	Pursuant to the Credit Agreement (as defined below), the Lenders (as defined in the Credit Agreement) have agreed to make available to the Borrowers (as defined in the Credit Agreement) certain facilities in an aggregate amount of USD 2,835,000,000 and EUR 460,000,000 on the terms and conditions set out in the Credit Agreement and for the purposes therein mentioned.

(B)	Pursuant to article III (Parallel Debt (Covenant to pay the Administrative Agent)) of the Foreign Subsidiary Guaranty (as defined below), subject to the non-US limitations mentioned in section 5.14(a) of the Foreign Subsidiary Guaranty, the Pledgor has undertaken to pay the Administrative Agent as a separate and independent obligation an amount equal to, and in the currency of, each amount owed by it to the Secured Parties (as defined in the Credit Agreement) under the Loan Documents (as defined below).

(C)	As security for the due performance of the Secured Obligations (as defined below), the Pledgor has agreed to grant to the Administrative Agent a pledge over the Pledged Account (as defined below) subject to the terms of this Agreement (as defined below).

IT HAS BEEN AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions:

“Agreement” means this pledge agreement including any amendment, supplemental agreement or novation of the said pledge agreement.

“Cash Account” means the special bank account opened in the name of the Pledgor with the Cash Account Holder under IBAN reference 30004 02558 00043707321 17 and which, pursuant to article L.211-20 of the Code monétaire et financier, forms part of the Pledged Account.

“Cash Account Holder” means BNP Paribas, Agence Languedoc Roussillon, 1025 avenue Henri Becquerel, bat.27, 34960 Montpellier Cedex 02, France, in its capacity as holder (teneur de compte) of the Cash Account.

“Cash Distributions” means all amounts payable in respect of the Pledged Securities (fruits et produits), such as dividends paid in cash (dividendes en numéraire), distributions of reserves, interest, redemption proceeds and other income paid in cash.

“Certificate of Pledge” means a certificate in the form set out in Schedule 2 (Form of Certificate of Pledge of Securities Account ).

“Certificate of Pledge of Cash Account” means a certificate in the form set out in Schedule 3 (Form of Pledge Certificate of Cash Account).

“Company” means BAUSCH & LOMB FRANCE, a company incorporated as a société par actions simplifiée under the laws of France, the registered office of which is at 416, rue Samuel Morse, CS 79005, 34967 Montpellier, France, and registered with the commercial and companies registry of Montpellier under number 340 275 650 R.C.S. Montpellier.

“Credit Agreement” means the USD 2,835,000,000 and EUR 460,000,000 credit agreement dated as of May 18, 2012 entered into, amongst others, Bausch & Lomb B.V., Bausch & Lomb Incorporated, WP Prism Inc., Citibank N.A. as Administrative Agent, Swing Line Lender and an L/C Issuer, JP Morgan Chase Bank, N.A. as L/C Issuer and the Lenders, as amended, novated, supplemented, extended or restated from time to time.

“Event of Default” has the meaning given to such term in the Credit Agreement.

“Foreign Subsidiary Guaranty” has the meaning given to such term in the Credit Agreement.

“Loan Documents” has the meaning given to such term in the Foreign Subsidiary Guaranty.

“Pledge” means the pledge created over the Pledged Account pursuant to the Pledge Documents.

“Pledge Documents” means collectively this Agreement and the Statement of Pledge.

“Pledged Account” means the Securities Account together with the Cash Account.

“Pledged Assets” means the Pledged Securities together with any Cash Distributions.

“Pledged Securities” means all financial securities standing to the credit of the Securities Account from time to time during the term of this Agreement.

“Secured Obligations” has the meaning ascribed to “Obligations Garanties” in the Statement of Pledge.

“Secured Party” has the meaning given to the term “Créancier Nanti” in the Statement of Pledge.

“Securities” means any securities (or splitting of securities) representative of a portion of the share capital of the Company or giving rights immediately or in the future, by means of conversion, exchange, reimbursement, presentation of a warrant or in any manner whatsoever, to the attribution of securities representative of a portion of the share capital of the Company.

“Securities Account” means the securities account (compte de titres financiers) opened and maintained by the Securities Account Holder in its books in the name of the Pledgor.

“Securities Account Holder” means the Company in its capacity as holder (teneur de compte) of the Securities Account.

“Statement of Pledge” means a statement of pledge over the Pledged Account in the form set out in Schedule 1 (Form of Statement of Pledge over a Financial Securities Account ).

1.2	Terms defined in the Credit Agreement

Unless defined in this Agreement or the context otherwise requires, a term defined in the Credit Agreement has the same meaning in this Agreement, as if all references in such defined terms to the Credit Agreement were a reference to this Agreement (to the extent permitted by law).

1.3	Construction

1.3.1	Unless a contrary indication appears, any reference in this Agreement to:

(a)	the “Administrative Agent”, any “Party” or any “Secured Party”, shall be construed so as to include its successors in title, permitted assignees and permitted transferees and, in the case of the Administrative Agent, any person for the time being appointed as administrative agent in accordance with the Credit Agreement;

(b)	“authorisation” means an authorisation, consent, approval, licence, exemption, filing, notarisation or registration;

(c)	“assets” includes present and future properties, revenues and rights of every description;

(d)	“corporate reconstruction” includes in relation to any company any contribution of part of its business in consideration of shares (apport partiel d’actif) and any demerger (scission) implemented in accordance with articles L.236-1 to L.236-24 of the French Code de commerce;

(e)	a “financial security” or “financial securities” means any titres financiers as defined in article L. 211–1 II of the French Code monétaire et financier;

(f)	a “Loan Document” or any other agreement or instrument is a reference to that Loan Document or other agreement or instrument as amended, novated, supplemented, extended or restated from time to time;

(g)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership grouping (whether or not having separate legal personality);

(h)	a “security interest” includes any type of security (sûreté réelle) and transfer by way of security;

(i)	a “successor” of a person includes its permitted assignees, transferees, persons subrogated to its rights and any person who, under the laws of its jurisdiction of incorporation or domicile, succeeds to its rights and obligations under this Agreement or any other Loan Document by operation of law (in particular by virtue of a fusion or apport partiel d’actif); and

(j)	a provision of law is a reference to that provision as amended or re- enacted.

1.3.2	Clause and Schedule headings are for ease of reference only.

1.3.3	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

2.	AGREEMENT TO PLEDGE

2.1	As security for the full repayment, discharge and performance of the Secured Obligations, the Pledgor hereby agrees to grant in favour of the Administrative Agent, a pledge (nantissement) of the Pledged Account.

2.2	In accordance with article L.211-20 of the French Code monétaire et financier, the Pledge extends to:

2.2.1	any securities credited to the Securities Account from time to time after the execution of the Statement of Pledge (and such securities will be deemed to be part of the Pledge and will be treated as Pledged Securities from the date of execution of the Statement of Pledge);

2.2.2	all securities to which the Pledge extends by reason of their having been substituted for, or added to, the Pledged Securities (including by reason of the transformation, merger or other similar operation affecting the Company); and

2.2.3	the Cash Distributions.

2.3	The Pledgor shall cause the Securities Account Holder, and the Securities Account Holder undertakes accordingly, to credit to the Securities Account:

2.3.1	all shares issued by the Company of which it becomes the owner so that at all times during the term of this Agreement, 100% of its participation in the share capital of the Company is always subject to this Pledge; and

2.3.2	more generally all Securities, other than shares, issued by the Company, of which it becomes the owner.

3.	CREATION AND PERFECTION OF THE PLEDGE

3.1	On the date of this Agreement, the Pledgor shall execute the Statement of Pledge and deliver to the Administrative Agent an original copy of the same.

On the date of this Agreement, the Pledgor shall also deliver (i) to the Securities Account Holder an original copy of the Statement of Pledge and a copy of this Agreement and (ii) to the Cash Account Holder a copy of the Statement of Pledge and a copy of this Agreement, and shall cause the Securities Account Holder, who hereby agrees, and the Cash Account Holder, as applicable, to:

3.1.1	open and identify the Securities Account;

3.1.2	open and identify the Cash Account;

3.1.3	credit to the Securities Account the Pledged Securities existing at the date hereof, being 15,920,700 shares of the issued share capital of the Company;

3.1.4	promptly deliver to the Administrative Agent a Certificate of Pledge of those initially Pledged Securities;

3.1.5	promptly deliver to the Administrative Agent a Certificate of Pledge of Cash Account.

3.2	Promptly upon becoming owner of any shares or other Securities referred to in Clause 2.3 the Pledgor shall cause the Securities Account Holder, who hereby agrees, to:

3.2.1	credit such shares or other Securities to the Securities Account; and

3.2.2	promptly deliver to the Administrative Agent a Certificate of Pledge of those subsequently Pledged Securities.

3.3	The Securities Account Holder shall take all necessary steps so that (i) the Pledge over the Securities Account and (ii) the Pledged Securities credited in the Securities Account, are recorded in the Company’s register of shareholders.

4.	VOTING RIGHTS AND CASH DISTRIBUTIONS

4.1	Use of voting rights

In any appropriate shareholders’ meeting the Pledgor shall be entitled to vote for any resolution in a way which it sees fit, provided that it shall not vote for any resolution of the shareholders’ meetings in a way which would be likely to adversely affect any of the rights of the Administrative Agent under the Pledge Documents or the value of the Pledge Assets or cause an Event of Default to occur, including any resolution amending the constitutive documents (statuts) of the Company in a way which limits the free transferability of the Pledged Securities.

4.2	Cash Distributions

Until the term of the Pledge, all Cash Distributions denominated in any currency arising from the Pledged Securities from time to time shall immediately be credited by the Securities Account Holder to the Cash Account, which the Securities Account Holder agrees to do.

4.2.1	Availability of Cash Distributions prior to an Event of Default

Prior to the occurrence of an Event of Default which is continuing and in respect of which a notice has been served in accordance with Clause 4.2.2 (Unavailability of Cash Distributions after an Event of Default), the Pledgor shall be free, subject to the terms of the Loan Documents and Clause 5 (Repayment or Redemption of Pledged Securities), to use any amounts standing to the credit of the Cash Account, provided however that the Cash Account may never present a debit balance.

4.2.2	Unavailability of Cash Distributions after an Event of Default

Upon the occurrence of an Event of Default which is continuing, the amounts standing to the credit of the Cash Account will become unavailable to the Pledgor. To that effect, the Administrative Agent will be entitled (and the Pledgor hereby expressly gives irrevocable mandate to the Administrative

Agent to that effect) to notify the same to the Cash Account Holder and the Pledgor by notice, a form of which is set out in Schedule 4 (Form of Notice of the Occurrence of an Event of Default), requesting the Cash Account Holder to freeze the Cash Account, until a notice to the contrary is received from the Administrative Agent, or until the Administrative Agent requests the transfer to its benefit of the amounts standing to the credit of the Cash Account in accordance with Clause 7.2 (Remedies upon Event of Default). As soon as the Event of Default has been remedied or waived, the Pledgor’s rights to receive any Cash Distributions in cash distributed by the Company in relation to the Pledged Securities shall be immediately reinstated as previously set out. At the request of the Pledgor, the Administrative Agent will inform forthwith the Cash Account Holder.

5.	REPAYMENT OR REDEMPTION OF PLEDGED SECURITIES

Any amounts resulting from the repayment or redemption of any Pledged Securities permitted under any Loan Document, and more generally, any amounts paid to the Pledgor which represent, by way of substitution or replacement, all or a portion of Pledged Securities, shall immediately be credited to the Cash Account. Notwithstanding the provisions contained in Clause 4.2.1 (Availability of Cash Distributions prior to an Event of Default ), such amounts will be unavailable to the Pledgor.

6.	FURTHER ASSURANCE

6.1	Covenant for further assurance

The Pledgor shall, at its own cost, promptly do all such acts or execute all such documents as the Administrative Agent may reasonably specify (and in such form as the Administrative Agent may reasonably require):

6.1.1	to perfect the Pledge created or intended to be created under or evidenced by the Pledge Documents;

6.1.2	for the exercise of any rights, powers and remedies of the Administrative Agent, provided by or pursuant to the Loan Documents or by law; and

6.1.3	following an Event of Default, to facilitate the enforcement of the Pledge,

without	such operation constituting in any manner a novation of the rights or security granted under the Pledge Documents.

The Pledgor shall take all such action reasonably requested by the Administrative Agent (including making all filings and registrations) necessary for the purpose of the creation, perfection, protection or maintenance of the Pledge conferred or intended to be conferred on the Administrative Agent by or pursuant to the Loan Documents.

6.2	Covenant for additional security

The Pledgor will grant to the Administrative Agent security over such material assets of the Pledgor of the type required to be pledged pursuant to the Pledge Documents and which are not covered by the Pledge Documents, as may be requested from time to time by the Administrative Agent (including without limitation following a disposal, amalgamation, merger, demerger or corporate reconstruction (including a change of form) permitted under any Loan Document). All such security shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent, the terms of which shall be substantially similar to those of the Pledge Documents.

7.	TERM, REMEDIES AND RELEASE OF THE PLEDGE

7.1	Term of the Pledge

7.1.1	The Pledge will remain in full force and effect until such date as the Secured Obligations are fully, irrevocably and unconditionally discharged. At the request of the Pledgor made after that date, the Administrative Agent will, at the cost of the Pledgor, execute any documents necessary to release the Pledge.

7.1.2	Notwithstanding the foregoing, (a) the Pledgor shall automatically be released from its obligations hereunder as provided in Section 9.11 of the Credit Agreement; provided that the Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise and (b) upon the sale or other transfer by the Pledgor of any Pledged Assets that is permitted under the Credit Agreement to any Person that is not the Parent Borrower or a Guarantor (as defined in the Credit Agreement), or upon the effectiveness of any written consent to the release of the Pledge pursuant to Section 9.11 of the Credit Agreement, the Pledge shall be automatically released.

7.2	Remedies upon Event of Default

7.2.1	Exercise of its rights by the Administrative Agent

At any time after an Event of Default has occurred and is continuing, provided that all or part of the Secured Obligations have become due and payable (créance certaine, liquide et exigible) and after a period of three (3) clear days (jours francs) (the last day of such period being the “Transfer Date”) starting on the date on which a written notice (mise en demeure), complying with the provisions of paragraph V of article L.211-20 of the Code monétaire et financier and of articles D. 211-11 et seq. of the same code, has been sent by recorded delivery to the Pledgor with a copy to the Securities Account Holder and the Cash Account Holder:

(a)	the Administrative Agent will become the owner of the Pledged Securities; and

(b)	the Administrative Agent may transfer to it the amounts standing to the credit of the Cash Account, up to the amount of the Secured Obligations.

The value of the Pledged Securities will be estimated at the Transfer Date by an expert appointed jointly by the Pledgor and the Administrative Agent without delay, and in any event within eight (8) days following the Transfer Date, on the list of experts listed on the register of the Court of Appeal of Paris (liste des experts près la Cour d’appel de Paris), under section “Economie et Finance”, sub-section “Comptabilité” or “Finances” and the specialisation of which is the valuation of shares (“évaluation de droits sociaux – fusions, scissions et apports”), or any list coming to replace such list.

If the Parties fail to agree on the name of the expert within this period, the expert will be nominated by the President of the Commercial Court of Paris (Tribunal de commerce de Paris) in expedited proceedings (statuant en la forme des référés), to whom any of the Parties has referred the matter. In all cases, the determination of the expert shall be final and binding on the Parties.

The Pledgor and the Administrative Agent shall cooperate in connection with any steps necessary for the appointment of an expert and the enforcement of their respective rights pursuant to the provisions of article 2348 of the Code civil and this Clause 7.

7.2.2	Rights of the Administrative Agent discretionary

The Administrative Agent may elect to exercise, or not, at the time of its choice and at its discretion, the rights conferred upon it by this Clause 7.2 as well as all other rights or actions in relation to the Pledged Assets as may then be permitted by applicable law in France. In particular, in respect of the Pledged Securities, the Administrative Agent may elect at its choice not to exercise the rights conferred upon it by paragraph 7.2.1 but rather to request the public sale (vente publique) of the Pledged Securities pursuant to article L.521-3 of the Code de commerce, or the attribution by a court of the Pledged Securities pursuant to article 2347 of the Code civil.

7.2.3	The amount of the Secured Obligations due and payable by the Pledgor as at the Transfer Date (or any other date of transfer occurring in accordance with this Clause 7.2), will be reduced by the aggregate amount corresponding to the valuation of the Pledged Securities and the cash held on the Cash Account of which the ownership has been transferred to the Administrative Agent as set forth above.

If such aggregate amount exceeds the amount of the Secured Obligations due and payable as at the Transfer Date, the difference between those two amounts shall be paid by the Administrative Agent to the Pledgor no later than eight (8) calendar days following the receipt by the Administrative Agent of the valuation report sent by the expert.

8.	PLEDGOR’S REPRESENTATIONS AND UNDERTAKINGS

The Pledgor makes, on the date hereof, the following representations to, and gives the following undertakings to the benefit of, the Administrative Agent and acknowledges that the Administrative Agent has become a party to this Agreement in reliance on these representations and undertakings.

8.1	Representations

8.1.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

8.1.2	Binding obligations

The obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable obligations; once the Statement of Pledge has been signed by the Pledgor, a valid nantissement (pledge) will be created in favour of the Administrative Agent over the Pledged Account and the Pledged Assets to secure the Secured Obligations.

8.1.3	Non–conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, this Agreement do not and shall not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or the Pledged Assets.

8.1.4	No obligation to create security

The granting of this Pledge does not oblige it to create, any security over the Pledged Assets in favour of any prior creditor.

8.1.5	Power and authority

It has the power to enter into, perform, and has taken all necessary action to authorise its entry into and performance of this Agreement.

8.1.6	Ownership of Pledged Assets

It is the sole legal owner of all the Pledged Assets and has not created any other nantissement (pledge) and has not sold or disposed of, or granted any options or pre-emption rights in respect of any of its rights, in the Pledged Assets (other than as permitted under the Loan Documents).

8.1.7	Shares fully paid up

The 15,920,700 shares of the Company initially pledged and listed in the Statement of Pledge are fully paid up and represent 100% of the issued share capital of the Company.

8.1.8	Authorisations

All authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under this Agreement; and

(b)	to make this Agreement admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect.

8.1.9	Choice of law

(a)	The choice of French law as the governing law of this Agreement will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgement obtained in France in relation to this Agreement will be recognised and enforced in its jurisdiction of incorporation.

8.1.10	Winding–up

No meeting has been convened or step has been taken in relation to any winding-up or application of the provisions of Book VI of the Code commerce or any analogous applicable procedure in any jurisdiction in respect of the Pledgor, no such meeting or step is intended by any member of the Pledgor and, so far as it is aware, no petition, application or the like is outstanding in relation to any winding-up or application of the provisions of Book VI of the Code de commerce or any analogous applicable procedure in any jurisdiction in respect of the Pledgor (save for the purposes of any solvent re–organisation or corporate reconstruction which has previously been approved by the Administrative Agent).

8.1.11	Centre of main interests and establishments

It has its “centre of main interests” (as that term is used in article 3(1) of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”) in its jurisdiction of incorporation.

8.1.12	Approval clauses

The Company has given its consent to the Pledge and has agreed to have the Administrative Agent as potential shareholder, pursuant to a decision of its sole shareholder dated 14 June 2012.

8.1.13	No limitations to transferability of the Pledged Securities

There is in the constitutive documents (statuts) of the Company, or in any other corporate document or in any shareholder agreement or any other agreement between shareholders and third parties, no restriction on the transfer or the registration of the transfer of the Pledged Securities (such as for instance pre-emption clauses (clauses de préemption) or approval clauses (clauses d’agrément) or clauses prohibiting the transfer of the Pledged Securities for a given waiting period).

8.1.14	Reiteration

The representations set out in this Clause 8.1 are deemed to be made by the Pledgor by reference to the facts and circumstances then existing on the date of this Agreement, the date of each Request for Credit Extension, the date of the Credit Extension and on each Interest Payment Date.

8.2	Undertakings

The undertakings in this Clause 8.2 remain in force from the date of this Agreement for so long as this Agreement or the Pledge is in force.

8.2.1	Authorisations

The Pledgor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Administrative Agent of,

any authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under this Agreement and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this Agreement.

8.2.2	Compliance with laws

The Pledgor shall comply in all respects with all laws to which it may be subject, notably if failure so to comply would impair its ability to perform its obligations under this Agreement.

8.2.3	Disposals and negative pledge

Unless permitted pursuant to any Loan Documents, the Pledgor shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntarily or involuntarily, to sell, lease, transfer or otherwise dispose of the whole or any part of the Pledged Assets and will not create or permit to subsist any nantissement (pledge) on any part of the Pledged Assets or otherwise deal with any part of the Pledged Assets, save as may be permitted under this Agreement or the Loan Documents, or by the Administrative Agent.

8.2.4	Share capital percentage

The Pledgor shall maintain the percentage of share capital in the Company which the Pledged Securities represent at the date of this Agreement. For this purpose, it shall subscribe for, or do its utmost to benefit from, any issue of Securities by the Company.

8.2.5	Shares fully paid up

The Pledgor shall pay all amounts due and payable by it in respect of any new shares issued by the Company which it subscribes, as and when requested to do so by the appropriate shareholders’ meeting resolution or president’s decision.

8.2.6	Claims

The Pledgor shall take all necessary steps to defend its rights in respect of the Pledged Assets against any claim or demand of any person in order to protect the rights of the Administrative Agent over the Pledged Assets, and shall promptly keep the Administrative Agent informed of any such claim or demand.

8.2.7	Pledged Account

The Pledgor shall not close or transfer:

(d)	the Securities Account unless a new Securities Account Holder has been approved by the Administrative Agent and has agreed in writing to be bound by the terms of this Agreement;

(e)	the Cash Account unless a new Cash Account Holder has been approved by the Administrative Agent,

it being specified that, in both cases, any transfer of the Securities Account to a new Securities Account Holder or any transfer of the Cash Account to a new Cash Account Holder shall not impair or affect the Pledge created hereunder.

8.2.8	Information

The Pledgor shall procure that the Securities Account Holder or the Cash Account Holder provides to the Administrative Agent, upon demand, any such information, reports and records as the Administrative Agent may require in respect of the Securities Account or the Cash Account as relevant, and the Pledgor shall sign all documents and take all actions necessary in relation thereto.

9.	EFFECTIVENESS OF COLLATERAL

9.1	No Waiver

No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent, any right, power or remedy of the Administrative Agent provided by this Agreement or by law shall operate as a waiver, nor shall any single or partial exercise of that right, power or remedy prevent any further or other exercise of that or any other right, power or remedy of the Administrative Agent provided by this Agreement or by law.

9.2	Illegality, Invalidity, Unenforceability

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

9.3	Additional security

The Pledge is in addition to, and is not in any way prejudiced by, any other security now or hereafter held by the Administrative Agent to secure all or part of the Secured Obligations. The Administrative Agent shall not be obliged, before exercising any rights conferred on it by this Agreement or by law, to exercise or enforce any other rights or security it may have or hold in respect of all or part of the Secured Obligations.

9.4	Amendment to Secured Obligations

The Pledge secures the Secured Obligations as amended from time to time by any amendment agreement to the Loan Documents, including where such amendment relates to the amount of any facility granted pursuant to the Credit Agreement, or the Applicable Rate. The Pledgor shall at its own cost sign all documents and take all actions necessary to that effect.

10.	EXPENSES AND INDEMNITY

Any expenses, stamp taxes and indemnity incurred shall be paid with respect to section 10.4 (Attorney Costs and Expenses) of the Credit Agreement.

11.	APPLICATION OF PROCEEDS

All moneys received or recovered by the Administrative Agent pursuant to the Pledge Documents or the powers conferred by them shall (subject to the claims of any person having prior rights thereto) be applied by the Administrative Agent in accordance with the order of application in section 8.03 (Application of Funds) of the Credit Agreement.

12.	ASSIGNMENT

12.1	Permitted Successors

12.1.1	The Pledgor may not assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under the Pledge Documents.

12.1.2	The Administrative Agent may assign, transfer, or otherwise dispose of any of, or any interest in its rights and/or obligations under the Pledge Documents to any successor in accordance with the relevant provisions of the Loan Documents.

12.1.3	All the rights, privileges, powers, discretions, actions and authorities of the Administrative Agent will inure to the benefit of its successors and assignees as contemplated in this Clause and in accordance with the relevant provisions of the Loan Documents.

12.2	Disclosure

Subject to the provisions of article L.511-33 of the French Code monétaire et financier, the Administrative Agent shall be entitled to disclose such information concerning the Pledgor or any other person and this Agreement as the Administrative Agent consider appropriate to any actual or proposed direct or indirect successor or to any person to whom information may be required to be disclosed by applicable law.

12.3	Novation

In case of a novation (novation) of the Secured Obligations, the Credit Agreement or any other Loan Documents, the Administrative Agent expressly maintains, in accordance with article 1278 of the Code civil, the benefit of the Pledge, which will therefore remain in full force and effect for the benefit of the Administrative Agent or any successor.

13.	NOTICES

Each communication to be made under or in connection with this Agreement shall be made in accordance with section 10.02 (Notices and Other Communications; Facsimile Copies) of the Credit Agreement.

14.	GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, French law.

15.	JURISDICTION

15.1	Exclusive jurisdiction

The Tribunal de Commerce de Paris shall have jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence or the validity of the Pledge).

15.2	Benefit

15.2.1	This Clause 15 is for the benefit of the Administrative agent only. As a result, the Administrative Agent shall not be prevented from taking proceedings against the Pledgor in any other courts with jurisdiction. To the extent allowed by law, the Administrative Agent may take concurrent proceedings in any number of jurisdictions. In particular, provisions of Clause 15 (Jurisdiction) do not deprive the Administrative Agent from exercising any right set forth in Section 10.15 (Governing Law) of the Credit Agreement.

15.2.2	The Parties agree that the French courts are the most appropriate and convenient courts to settle disputes arising out of or in connection with this Agreement and accordingly no Party will argue to the contrary.

15.3	Election of domicile

Without prejudice to any other mode of service allowed under any relevant law, the Pledgor irrevocably elects domicile at the registered office of the Company, for the purpose of serving any judicial or extra-judicial documents in relation to any action or proceedings.

The Securities Account Pledge Agreement is signed by its parties on the signature page set out at the end of the document.